Exhibit 3.15

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:10 PM 11/12/2009

Filed 01:42 PM 11/12/2009

SRV 091012104 - 4733089 File

CERTIFICATE OF FORMATION

OF

APT SUNSHINE STATE LLC

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18 (the “Act”), does hereby certify as follows:

FIRST:	The name of the limited liability company is APT Sunshine State LLC.

SECOND:	The address of its registered office in the State of Delaware is 2711 Centervile Road, Suite 400, Wilmington, Delaware, 19808. The name of its register agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned ha executed this Certificate of Formation of APT Sunshine State LLC this 12th day of November. 2009.

By:	/s/ Alon Harnoy
	Name:	Alon Harnoy
	Title:	Authorized Person